UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 21, 2022 (June 15, 2022)

ARCA biopharma, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	000-22873	36-3855489
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10170 Church Ranch Way, Suite 100, Westminster, CO		80021
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (720) 940-2200

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common	ABIO	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On June 15, 2022, ARCA biopharma, Inc., a Delaware corporation (the “Company”), entered into a Cooperation Agreement (the “Agreement”) with Cable Car Capital LLC, The Funicular Fund, LP, Funicular Funds, LP and Jacob Ma-Weaver (collectively, “Cable Car”).

Pursuant to the Agreement, the board of directors of the Company (the “Board”) has appointed Jacob Ma-Weaver as a Class III director with a term expiring at the Company’s 2024 annual meeting of stockholders, effective June 15, 2022 (the “First Director Appointment”) and appointed Mr. Ma-Weaver to the Special Committee of the Board previously announced on April 18, 2022.

Additionally, under the terms of the Agreement, the Company and Cable Car will initiate a process to identify a mutually acceptable second independent director to join the Company’s slate of director nominees standing for election at the 2022 annual meeting of stockholders (the “Second Director Appointment”).

Under the terms of the Agreement, Cable Car has agreed to abide by customary standstill restrictions from the date of the Agreement until the earlier to occur of (i) the 180th day after the First Director Appointment is no longer serving as a director of the Company and (ii) the 90th day prior to the 2023 annual meeting of stockholders (such period, the “Cooperation Period”), including that Cable Car will not, among other things, (i) seek additional representation, or the removal of an existing director, on the Board, (ii) engage in any solicitation of proxies, or (iii) initiate, propose or otherwise solicit, including any solicitations of the type contemplated by Rule 14a-2(b) promulgated under the Securities Exchange Act of 1934 of the Company’s stockholders for the approval of any stockholder proposal. The Company and Cable Car also agreed to customary mutual non-disparagement obligations.

The foregoing description is qualified in its entirety by reference to the Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)

On June 15, 2022, the Board of the Company elected Jacob Ma‑Weaver as a director of the Company. Mr. Ma-Weaver was elected for a term expiring at the Company’s 2024 annual stockholders’ meeting. Mr. Ma-Weaver was also appointed to serve on the Board’s Special Committee. A copy of the press release announcing Mr. Ma-Weaver’s appointment is attached hereto as Exhibit 99.1.

Mr. Ma-Weaver is the Managing Member of Cable Car Capital LLC, an investment adviser he founded in 2013. Cable Car Capital LLC is the General Partner of The Funicular Fund, LP, a hedge fund. Since 2013, Mr. Ma-Weaver has been continuously involved in implementing the firm’s investment approach through the fund and its predecessor accounts. From 2012 to 2013, Mr. Ma‑Weaver was employed as an investment analyst at Amici Capital LLC, where he focused on healthcare. He was previously employed as an equity research associate at Dodge & Cox and a corporate finance business analyst at McKinsey & Company. Mr. Ma-Weaver received a Bachelor of Arts in Comparative Literature & Society and Economics and a Master of Arts in Statistics from Columbia University. He is a Chartered Financial Analyst (CFA) charterholder.

On June 15, 2022, the Company also granted Mr. Ma‑Weaver an option to purchase 12,000 shares of common stock at an exercise price of $2.27 per share, the closing price of the Company’s common stock on The NASDAQ Capital Market on June 15, 2022. The option is subject to the terms and conditions of the Company’s 2020 Equity Incentive Plan (the “Plan”) and the Company’s standard forms of Stock Option Agreement and Option Grant Notice under the Plan. The option vests in 36 equal monthly installments beginning on June 15, 2022, assuming Mr. Ma‑Weaver’s continued service on the Board for such periods.

The press release is furnished as Exhibit 99.1 hereto, the contents of which are incorporated herein by reference.

Section 9 — Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Cooperation Agreement, dated as of June 15, 2022, by and among ARCA biopharma, Inc., Cable Car Capital LLC, the Funicular Fund LP, Funicular Funds, LP and Jacob Ma-Weaver.
99.1	Press Release titled “Jacob Ma-Weaver Joins ARCA biopharma Board of Directors” dated June 21, 2022.
104	Cover Page Interactive Data File. The cover page XBRL tags are embedded within the inline XBRL document (contained in Exhibit 101).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 21, 2022

ARCA biopharma, Inc.
(Registrant)

	By:	/s/ C. Jeffrey Dekker
		Name:	C. Jeffrey Dekker
		Title:	Chief Financial Officer